Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Juniper II Corp. on Amendment 4 to Form S-1 (File No. 333-255021) of our report dated June 2, 2021, except for paragraph 3 of Note 1, paragraph 16 of Note 2, paragraph 1 of Note 3, paragraph 1 of Note 4, paragraph 1 and 3 of Note 5, paragraph 2 and 3 of Note 6, paragraph 3 of Note 7, paragraph 9 of Note 8, and paragraph 3 of Note 9 which are dated July 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Juniper II Corp. as of March 31, 2021 and for the three months ended March 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 25, 2021